EXHIBIT 10.1

     AMENDMENT No. 6, dated as of November 11, 2008 and effective as provided herein (“Amendment”) is executed in connection with the Credit Agreement, dated as of November 23, 2005, and entered into by and among MTM Technologies, Inc., a New York corporation (“MTM”), MTM Technologies (US), Inc., a Delaware corporation (“MTM-US”), MTM Technologies (Massachusetts), LLC, a Delaware limited liability company (“MTM-MA”) and Info Systems, Inc., a Delaware corporation (“ISI”, MTM, MTM-US, MTM-MA and ISI being collectively, the “Borrowers” and each a “Borrower”); Columbia Partners, L.L.C. Investment Management, as Investment Manager; and National Electrical Benefit Fund, as Lender (as amended or modified, the “Credit Agreement”). Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

     WHEREAS, the Borrowers have requested that the Investment Manager and the Lender: (a) amend certain financial covenants contained in Section 6.3 of the Credit Agreement, and (b) waive certain terms of the Credit Agreement in relation to the foregoing request, and the Investment Manager and the Lender have agreed to the foregoing requests on the terms contained in this Amendment;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     Section One. Amendment to Credit Agreement.

     (a) For all reporting periods after September 1, 2008, Section 6.3(b) of the Credit Agreement is deleted in its entirety, and following is substituted in lieu thereof:

“(b)      Minimum EBITDA. Each Borrower covenants that as of the last day of each fiscal quarter, for the fiscal quarter then ended, Borrowers’ EBITDA shall not be less than the amounts set forth in the table below:

The Fiscal Quarter Ending On:	Minimum EBITDA
September 30, 2008	$0
December 31, 2008	$1,800,000
March 31, 2009	$1,800,000
June 30, 2009	$1,800,000

     (b) For all reporting periods after September 1, 2008, Section 6.3(d) of the Credit Agreement is deleted in its entirety, and following is substituted in lieu thereof:

“(b)     Excess Cash/Marketable Securities plus Availability. Each Borrower covenants that on the last day of each calendar month that the sum of (A) the amount of cash or marketable securities permitted by Section 14.1.4 of the GE Financing Agreement, plus (B) the difference between (i) the Borrowing Base (as defined in the GE Financing Agreement) on such date, minus (ii) the sum of (a) the Swingline Loan (as defined in the GE Financing Agreement), (b) the Floorplan Shortfall (as defined in the GE Financing Agreement), (c) the Letter of Credit Exposure (as defined in the GE Financing Agreement) on such date (except to the extent that a Revolving Loan Advance (as defined in the GE Financing Agreement) will be used immediately to reimburse Letter of Credit Issuer (as defined in the GE Financing Agreement) for unreimbursed draws on a Letter of Credit (as defined in the GE Financing Agreement)), (d) without duplication, the outstanding Aggregate Revolving Loans (as defined in the GE Financing Agreement), (e) the amount of the Other Creditor Indebtedness (as defined in the GE Financing Agreement) (unless an Intercreditor Agreement in form and substance satisfactory to GE has been executed between GE and the holder of such Other Creditor Indebtedness (as defined in the GE Financing Agreement)), and (f) the amount of Bid Bonds (as defined in the GE Financing Agreement), shall be greater than or equal to $1,350,000; provided, however, for the September 30, 2008, October 31, 2008 November 30, 2008 and December 31, 2008 calculation dates, the foregoing amount shall be $1,125,000.”

     Section Two. Amendment of Credit Agreement Definitions. Annex A of the Credit Agreement is amended by deleting, for all reporting periods after September 1, 2008, the definition of the term EBITDA, and substituting the following in lieu thereof:

     “EBITDA” means, for any period of calculation, an amount equal to (A) the sum of (i) Net Income, (ii) Interest Expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, (vi) non-cash charges relating to any share-based compensation awards, to the extent such non-cash charges were expensed during such period in accordance with SFAS 123R or are required to be shown as an expense in any financial statements for periods prior to the effective date of SFAS 123R, and (vii) actual cash and non-cash nonrecurring severance and actual cash and non-cash nonrecurring restructuring charges for such period up to $250,000 in the aggregate in a fiscal quarter and up to $750,000 in the aggregate during the term of this Agreement, plus (B), the sum of (i) all nonrecurring losses under GAAP, and (ii) all extraordinary losses not otherwise related to the continuing operations of the Borrower in such period, minus (C) the sum of (i) all nonrecurring gains under GAAP, and (ii) all extraordinary gains and income not otherwise related to the continuing operations of the Borrower in such period. With respect to clause (A)(vii) above, such charges must be incurred in the period in which they are added back to EBITDA, and whether any such charges are added back for a period, shall be at Borrower’s discretion.”

     Section Three. Waiver. Borrower has notified the Investment Manager and Lender that it breached its Maximum Total Funded Indebtedness to EBITDA covenant as set forth in Section 6.3(c) of the Credit Agreement for the fiscal quarter ending September 30, 2008 (the “Financial Covenant Default”). Upon the effectiveness of this Amendment, Investment Manager and Lender hereby waive the Financial Covenant Default. The waiver contained in this Section is specific in intent and is valid only for the specific purpose for which given. Nothing contained herein obligates the Investment Manager and the Lender to agree to any additional waivers of any provisions of any of the Loan Documents. The waiver contained in this Section shall not operate as a waiver of Lender’s right to exercise remedies resulting from any other Defaults or Events of Default, whether or not of a similar nature and whether or not known to Investment Manager or Lender.

     Section Four. Release of Claims. To induce the Investment Manager and the Lender to enter into this Amendment, each of the Borrowers hereby agrees as follows:

     (a) each Borrower hereby represents and warrants that there are no known claims, causes of actions, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which such Borrower may have or claims to have against Investment Manager or Lender, existing or occurring on or prior to the date of this Amendment arising from or in connection with the Credit Agreement or any of the Loan Documents.

     (b) each Borrower hereby releases, waives and forever discharges and relieves Investment Manager and Lender and all their respective parents, subsidiaries and affiliates and the officers, directors, agents, attorneys and employees of each of the foregoing (hereinafter “Releasees”) from any and all claims, liabilities, demands, actions, suites covenants, losses, costs, offsets and defenses of any nature and kind whatsoever, whether at law or equity of otherwise, whether known or unknown, which such Borrower ever had, now has , or have been caused by any act of commission or omission of Investment Manager or Lender, existing or occurring on or prior to the date of this Agreement, against or related to the Releasees.

     Section Five. Representations and Warranties. To induce the Investment Manager and the Lender to enter into this Amendment, each of the Borrowers hereby warrants and represents to the Investment Manager and the Lenders as follows:

     (a) all of the representations and warranties contained in the Credit Agreement and each other Loan Document to which such Borrower is a party continue to be true and correct in all material respects as of the date hereof, as if repeated as of the date hereof, except as otherwise disclosed in MTM’s filings pursuant to the Securities Exchange Act of 1934, as amended, since the date of the Credit Agreement, and (ii) to the extent of changes resulting from transactions expressly permitted by the Credit Agreement, this Amendment or any of the other Loan Documents, or to the extent that such representations and warranties are expressly made only as of an earlier date;

     (b) the execution, delivery and performance of this Amendment by such Borrower is within its corporate powers, has been duly authorized by all necessary corporate action, and such Borrower has received all necessary consents and approvals, if any are required, for the execution and delivery of this Amendment;

     (c) upon the execution of this Amendment, this Amendment shall constitute the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity; and

     (d) neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to any Borrower, (ii) cause a violation by any Borrower of any order or decree of any court or government instrumentality applicable to it, (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which any Borrower is a party or by which it may be bound, (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of any Borrower, except in favor of the Investment Manager and the Lender, to secure the Obligations, (v) violate any provision of the Certificate of Incorporation, By-Laws or any capital stock provisions of any Borrower, or (vi) be reasonably likely to have a Material Adverse Effect.

     Section Six. General Provisions.

     (a) Except as herein expressly amended, the Credit Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

     (b) To induce the Investment Manager and the Lender to enter into this Amendment, the Borrowers, jointly and severally, represent and warrant to the Investment Manager and the Lender that except for the Events of Default set forth herein or in any prior waiver letter executed by parties, no other Event of Default has occurred.

     (c) This Amendment embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.

     (d) This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principles thereof.

     (e) The effectiveness of this Amendment is conditioned on receipt by Investment Manager of each of the following: (i) this Amendment duly executed by the Borrowers, (ii) a consent from GE Commercial Distribution Finance Corporation in form and substance reasonably acceptable to Investment Manager, and (iii) payment of all fees and expenses which are due and payable pursuant to Section 1.6 of the Credit Agreement.

     IN WITNESS WHEREOF, the parties to this Amendment have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

COLUMBIA PARTNERS, L.L.C. INVESTMENT MANAGEMENT, as Investment Manager

By:	/s/ Jason Crist
	Name:	Jason Crist
	Title:	Managing Director

NATIONAL ELECTRICAL BENEFIT FUND, as Lender

By:	Columbia Partners, L.L.C.
Investment Management, its Authorized Signatory

By:	/s/ Jason Crist

	Name:	Jason Crist
	Title:	Managing Director

MTM TECHNOLOGIES, INC., for itself and as Borrowing Agent, and as successor by merger with each of MTM Technologies (California), Inc., and MTM Technologies (Texas), Inc.

By:	/s/ J.W. Braukman III

	Name:	J.W. Braukman III
	Title:	Senior Vice President and
Chief Financial Officer

MTM TECHNOLOGIES (US), INC.

By:	/s/ J.W. Braukman III
	Name:	J.W. Braukman III
	Title:	Senior Vice President and
Chief Financial Officer

INFO SYSTEMS, INC.

By:	/s/ J.W. Braukman III
	Name:	J.W. Braukman III
	Title:	Senior Vice President and
Chief Financial Officer

MTM TECHNOLOGIES (MASSACHUSETTS), LLC

By:	/s/ J.W. Braukman III
	Name:	J.W. Braukman III
	Title:	Senior Vice President and
Chief Financial Officer